EXHIBIT 3.2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NATIONAL RESEARCH CORPORATION

(Effective May 22, 2013)

Pursuant to Section 180.1007 of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, these amended and restated articles of incorporation of the corporation (the “corporation”), which corporation is organized under Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing articles of incorporation of the corporation and any and all amendments thereto:

ARTICLE 1

The name of the corporation is National Research Corporation.

ARTICLE 2

The aggregate number of shares which the corporation shall have the authority to issue shall be One Hundred Forty-Two Million (142,000,000) shares, consisting of: (i) Sixty Million (60,000,000) shares of a class designated as “Class A Common Stock,” with a par value of $.001 per share; (ii) Eighty Million (80,000,000) shares of a class designated as “Class B Common Stock,” with a par value of $.001 per share; and (iii) Two Million (2,000,000) shares of a class designated as “Preferred Stock,” with a par value of $.01 per share. The Class A Common Stock and the Class B Common Stock are hereinafter sometimes referred to collectively as the “Common Stock.”

Upon these Amended and Restated Articles of Incorporation becoming effective pursuant to the Wisconsin Business Corporation Law (the “Effective Time”), and without any further action on the part of the corporation or its shareholders, each share of the corporation’s common stock, par value of $.001 per share, issued and outstanding or held by the corporation in treasury immediately prior to the Effective Time (the “Old Common Stock”) shall automatically be reclassified, changed and converted into one-half (1/2) of one fully paid and nonassessable shares of Class B Common Stock, and certificates or “book-entry” entries previously representing shares of Old Common Stock shall be deemed to represent a like number of shares of Class B Common Stock into which such Old Common Stock shall have been reclassified, changed and converted pursuant to these Amended and Restated Articles of Incorporation. Notwithstanding the foregoing, no fractional shares of Class B Common Stock shall be issued, and any shareholder who would otherwise be entitled to receive a fraction of a share of Class B Common Stock shall, in lieu of receiving such fractional share, be entitled to receive a cash payment equal to such fraction multiplied by the fair value of a share of Class B Common Stock as of the Effective Time, as determined in good faith by the Board of Directors of the corporation (which determination shall be final and binding on the corporation and each holder of Common Stock).

The designation, relative rights, preferences and limitations of the shares of each class and the authority of the Board of Directors of the corporation to establish and to designate series of Preferred Stock and to fix variations in the relative rights, preferences and limitations as between such series, shall be as set forth herein.

A.     Preferred Stock.

(1)     Series and Variations Between Series. The Board of Directors of the corporation is authorized, to the full extent permitted under the Wisconsin Business Corporation Law and the provisions of this Section A, to provide for the issuance of the Preferred Stock in series, each of such series to be distinctively designated, and to have such redemption rights, dividend rights, rights on dissolution or distribution of assets, conversion or exchange rights, voting powers, designations, preferences and relative participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof as shall be provided by the Board of Directors of the corporation consistent with the provisions of this Article 2.

(2)     Dividends. Before any dividends shall be paid or set apart for payment upon shares of Common Stock, the holders of each series of Preferred Stock shall be entitled to receive dividends at the rate (which may be fixed or variable) and at such times as specified in the particular series. The holders of shares of Preferred Stock shall have no rights to participate with the holders of shares of Common Stock in any distribution of dividends in excess of the preferential dividends, if any, fixed for such Preferred Stock.

(3)     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive out of the assets of the corporation in money or money’s worth the preferential amount, if any, specified in the particular series for each share at the time outstanding together with all accrued but unpaid dividends thereon, before any of such assets shall be paid or distributed to holders of Common Stock. The holders of Preferred Stock shall have no rights to participate with the holders of Common Stock in the assets of the corporation available for distribution to shareholders in excess of the preferential amount, if any, fixed for such Preferred Stock.

(4)     Voting Rights. The holders of Preferred Stock shall have only such voting rights as are fixed for shares of each series by the Board of Directors pursuant to this Section A or are provided, to the extent applicable, by the Wisconsin Business Corporation Law.

B.     Common Stock.

(1)     Equal Status. Except as expressly provided in this Article 2, the Class A Common Stock and the Class B Common Stock shall have the same rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters, including the following: if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, share exchange, recapitalization or reorganization of the corporation, the holders of the Class A Common Stock and the holders of Class B Common Stock shall receive the property, shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, share exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.

(2)     Voting Rights. Except as otherwise provided by the Wisconsin Business Corporation Law, and except as may be determined by the Board of Directors with respect to Preferred Stock pursuant to Section A of this Article 2, only the holders of Common Stock shall be entitled to vote for the election of directors of the corporation and for all other corporate purposes. Voting power shall be divided between the Class A Common Stock and the Class B Common Stock as follows: except as otherwise provided by the Wisconsin Business Corporation Law, the holders of Class A Common Stock and Class B Common Stock shall in all matters vote together as a single class, provided that the holders of Class A Common Stock shall have one-one-hundredth (1/100th) of one vote per share and the holders of Class B Common Stock shall have one vote per share.

(3)     Dividends.

(i)     Subject to the provisions of this Article 2, the Board of Directors of the corporation may, in its sole discretion, out of funds legally available for the payment of dividends and at such times and in such manner as determined by the Board of Directors, declare and pay dividends or other distributions on the Common Stock. Other than share distributions (as defined in and which are governed by Section B(3)(ii) of this Article 2) and liquidation rights (which are governed by Section B(5) of this Article 2), no dividend or other distribution shall be declared or paid on the Class B Common Stock unless a dividend is simultaneously declared and paid on the Class A Common Stock in an amount per share equal to one-sixth (1/6th) of the amount per share declared and paid on the Class B Common Stock; and no dividend or other distribution shall be declared or paid on the Class A Common Stock unless a dividend is simultaneously declared and paid on the Class B Common Stock in an amount per share equal to six (6) times the amount per share declared and paid on the Class A Common Stock.

(ii)     All shares of each class of Common Stock shall share equally on a per share basis in all dividends or other distributions payable in shares of Common Stock or any other securities of the corporation (including, without limitation, rights to purchase securities of the corporation) or of any other person (collectively, a "share distribution"). Share distributions may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this Section B(3)(ii) of this Article 2:

(a)     Shares of one class of Common Stock (the “first class”) may be distributed on shares of that class, provided that there is declared and paid a simultaneous distribution of shares of the other class of Common Stock (the “second class”) to the holders of the second class, where such simultaneous distribution shall consist of a number of shares of the second class equal on a per share basis to the number of shares of the first class which are distributed to holders of the first class.

(b)     Notwithstanding Section B(3)(ii)(a) of this Article 2 and subject to any limitations of the Wisconsin Business Corporation Law or as set forth herein, shares of the first class may be distributed on shares of the second class, provided that there is declared and paid a simultaneous distribution of shares of the first class to holders of shares of the first class, which simultaneous distribution shall consist of a number of shares of the first class equal on a per share basis to the number of shares of the first class which are distributed to holders of the second class.

(c)     A share distribution consisting of shares of any class or series of securities of the corporation or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock; provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting and dividend rights (which must be in proportion to the one to one-one-hundredth (1/100th) of one voting right and one to one-sixth (1/6th) dividend right provided for the Class B Common Stock and Class A Common Stock, respectively, in this Article 2) and any related differences in designation, conversion and share distribution provisions.

(4)     Limits on Reclassification, Subdivision or Combination. No class of Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each outstanding class of Common Stock.

(5)     Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, after there shall have been paid to or set aside for the holders of Preferred Stock the full preferential amounts, if any, to which they are entitled, the holders of outstanding shares of Class A Common Stock and Class B Common Stock shall be entitled to receive pro rata, according to the number of shares held by each, the remaining assets of the corporation available for distribution to the holders of Common Stock.

(6)     Conversion. Except as provided in this Section B(6) of this Article 2, neither the Class A Common Stock nor the Class B Common Stock shall be convertible into the other class of Common Stock.

(i)     All outstanding shares of Class A Common Stock may be converted into shares of Class B Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of any statute, law, regulation, court order, legal process or rule or rule interpretation of a national securities exchange, either the Class A Common Stock or Class B Common Stock is, or both are, excluded from, or the Board of Directors determines that either the Class A Common Stock or Class B Common Stock is, or both are, subject to exclusion from, listing on the Nasdaq Stock Market or, if such shares are listed on another national securities exchange, from trading on the principal national securities exchange on which such securities are traded. In making such determination, the Board of Directors may conclusively rely on any information or documentation available to it, including filings made with the Securities and Exchange Commission, any national securities exchange, stock market or any other governmental or regulatory agency or any written instrument purporting to be authentic.

(ii)     In the event of any such conversion of the Class A Common Stock, certificates or “book entry” entries which formerly represented outstanding shares of Class A Common Stock will thereupon and thereafter be deemed to represent a like number of shares of Class B Common Stock and all shares of Common Stock authorized by these Amended and Restated Articles of Incorporation shall be deemed to be shares of Class B Common Stock.

(7)     No Fractional Shares. No fractional shares of Common Stock shall be issued in connection with any share distribution, stock split, reclassification, subdivision, combination or conversion of the Common Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors (which determination shall be final and binding on the corporation and each holder of Common Stock).

(8)     Reserved Shares. The corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion, such number of shares of Class B Common Stock as shall be issuable upon the conversion of all of such then outstanding shares of Class A Common Stock pursuant to Section B(6)(i) of this Article 2; provided, however, that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class A Common Stock by delivering purchased shares of Class B Common Stock that are then being held as treasury stock. If any shares of Common Stock required to be reserved for purposes of conversion hereunder require registration with or approval of any governmental authority under any Federal or state securities law before being issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is then listed at the time of such delivery.

C.     Preemptive Rights. No holder of shares of any class of capital stock of the corporation shall have any preferential or preemptive right to acquire unissued shares of capital stock of the corporation or securities convertible into such shares or conveying a right to subscribe for or acquire shares.

ARTICLE 3

A.     General Powers, Number, Classification and Tenure of Directors. The general powers, number, classification, tenure and qualifications of the directors of the corporation shall be as set forth in Sections 3.01 and 3.02 of Article III of the By-Laws of the corporation (and as such Sections shall exist from time to time). Such Sections 3.01 and 3.02 of the By-Laws, or any provision thereof, may only be amended, altered, changed or repealed by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class; provided, however, that the Board of Directors, by resolution adopted by the Requisite Vote (as hereinafter defined), may amend, alter, change or repeal Sections 3.01 and 3.02 of the By-Laws, or any provision thereof, without a vote of the shareholders. As used herein, the term “Requisite Vote” shall mean the affirmative vote of at least two-thirds of the directors then in office plus one director, but in no case more than all of the directors then in office.

B.     Removal of Directors. Any director may be removed from office, but only for Cause (as hereinafter defined) by the affirmative vote of holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of stock of the voting group of shareholders that elected the director to be removed; provided, however, that if the Board of Directors by resolution adopted by the Requisite Vote shall have recommended removal of a director, then the shareholders may remove such director from office without Cause by a majority vote of such outstanding shares. As used herein, “Cause” shall exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudged by a court of competent jurisdiction to be liable for willful misconduct in the performance of his or her duties to the corporation in a matter which has a material adverse effect on the business of the corporation and such adjudication is no longer subject to direct appeal.

C.     Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by the removal of a director or an increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum of the Board of Directors; provided, however, that if the vacant office was held by a director elected by a voting group of shareholders, only the remaining directors elected by that voting group shall fill the vacancy. For purposes of this Article 3, a director elected by directors to fill a vacant office pursuant to this Section C shall be deemed to be a director elected by the same voting group of shareholders that elected the director(s) who voted to fill the vacancy. Any director elected pursuant to this Section C shall serve until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

D.       Amendments.

(1)     Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the provisions of this Article 3 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.

(2)     Notwithstanding the foregoing and any provisions in the By-Laws of the corporation, whenever the holders of any one or more series of Preferred Stock issued by the corporation pursuant to Article 2 hereof shall have the right, voting separately as a class or by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by the terms of the applicable series.

ARTICLE 4

The name and address of the corporation’s initial director is:

Michael D. Hays	1033 “O” Street
Lincoln, Nebraska 68508

ARTICLE 5

The By-Laws of the corporation may limit the authority of the shareholders of the corporation to call a special meeting of shareholders to the fullest extent permitted by the Wisconsin Business Corporation Law.

ARTICLE 6

The address of the corporation’s initial registered office is 777 East Wisconsin Avenue, Suite 3800, Milwaukee, Wisconsin 53202-5367. The name of the corporation’s initial registered agent at such address is F&L Corp., a Wisconsin corporation.

ARTICLE 7

The name and address of the sole incorporator of the corporation is Russell E. Ryba, Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-5367.

ARTICLE 8

These Amended and Restated Articles of Incorporation may be amended solely as authorized herein and by law at the time of amendment.

ARTICLE 9

A.     Business Combinations Within Three Years of the Stock Acquisition Date.

In addition to any affirmative vote otherwise required by law, the By-Laws of the corporation, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, and except as otherwise expressly provided in Section C of this Article 9, the corporation may not engage in a Business Combination (as hereinafter defined) with an Interested Shareholder (as hereinafter defined) for three (3) years after the Interested Shareholder’s Stock Acquisition Date (as hereinafter defined) unless the Board of Directors of the corporation has approved by resolution, before the Interested Shareholder’s Stock Acquisition Date, that Business Combination or the purchase of Stock (as hereinafter defined) made by the Interested Shareholder on that Stock Acquisition Date.

B.     Business Combinations More Than Three Years After the Stock Acquisition Date.

Except as otherwise expressly provided in Section C of this Article 9, at any time after the three-year period described in Section A of this Article 9, the corporation may engage in a Business Combination with an Interested Shareholder but only if, in addition to any affirmative vote otherwise required by law, the By-Laws of the corporation, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, any of the following conditions is satisfied:

(1)     The Board of Directors of the corporation has approved, before the Interested Shareholder’s Stock Acquisition Date, the purchase of Stock made by the Interested Shareholder on that Stock Acquisition Date.

(2)     The Business Combination is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Voting Stock (as hereinafter defined) not beneficially owned by the Interested Shareholder at a meeting called for that purpose.

(3)     The Business Combination meets all of the following conditions:

(i)     Holders of all outstanding shares of Stock of the corporation not beneficially owned by the Interested Shareholder are each entitled to receive per share an aggregate amount of cash and the market value, as of the Consummation Date (as hereinafter defined), of noncash consideration at least equal to the higher of the following:

(a)     The highest of: the market value per share on the Announcement Date (as hereinafter defined) with respect to the Business Combination, the market value per share on the Interested Shareholder’s Stock Acquisition Date, the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers’ fees, for shares of the same class or series within the three (3) years immediately before and including the Announcement Date of the Business Combination or the highest price per share paid by the Interested Shareholder, including brokerage commissions, transfer taxes and soliciting dealers’ fees, for shares of the same class or series within the three (3) years immediately before and including the Interested Shareholder’s Stock Acquisition Date; plus, in each case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid or the per share market value was determined, through the Consummation Date, at the rate for one-year U.S. Treasury obligations from time to time in effect; less the aggregate amount of any cash and the market value, as of the dividend payment date, of any noncash dividends paid per share since that date, up to the amount of that increase.

(b)     The highest preferential amount per share, if any, to which the holders of shares of that class or series of Stock are entitled upon the voluntary or involuntary liquidation of the corporation, plus the aggregate amount of dividends declared or due which those holders are entitled to before payment of dividends on another class or series of Stock, unless the aggregate amount of those dividends is included in the preferential amount.

(ii)     The form of consideration to be received by holders of each particular class or series of outstanding Stock in the Business Combination is in cash or, if the Interested Shareholder holds previously acquired shares of that class or series, the same form as the Interested Shareholder previously used to acquire the largest number of shares of that class or series.

C.     Excluded Transactions.

The provisions of this Article 9 shall not apply to any of the following:

(1)     A Business Combination of the corporation with an Interested Shareholder if the corporation did not have a class of Voting Stock registered or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on the Interested Shareholder’s Stock Acquisition Date.

(2)     A Business Combination of the corporation with an Interested Shareholder which became an Interested Shareholder inadvertently, if the Interested Shareholder satisfies both of the following:

(i)     As soon as practicable divests itself of a sufficient amount of the Voting Stock of the corporation so that the Interested Shareholder is no longer the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation, or a Subsidiary of the corporation (as hereinafter defined).

(ii)     Would not at any time within the three (3) years before the Announcement Date with respect to the Business Combination in question have been an Interested Shareholder except for the inadvertent acquisition.

D.      Definitions.

For the purposes of this Article 9:

(1)     “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a specified person.

(2)     “Announcement Date” shall mean the date of the first public announcement of a final, definitive proposal for a Business Combination.

(3)     “Associate” of a person shall mean any of the following:

(i)      A corporation or organization of which the person is an officer, director or partner or is the beneficial owner of at least 10% of any class of Voting Stock.

(ii)     A trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity.

(iii)     Individually, or with or through any of the person’s Affiliates or Associates, directly or indirectly has the right to vote the Stock pursuant to a written or unwritten agreement, arrangement or understanding, except that a person is not the Beneficial Owner of Stock under this subsection if the agreement, arrangement or understanding to vote that Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made in accordance with the applicable regulations under the Exchange Act and is not reportable under the report required under 17 CFR 240.13d-1(1)(a) or a comparable or successor report.

(iv)     Has a written or unwritten agreement, arrangement or understanding with another person that is directly or indirectly a Beneficial Owner, or whose Affiliates or Associates are direct or indirect Beneficial Owners, of the Stock, if the agreement, arrangement or understanding is for the purpose of acquiring, holding, disposing of or voting the Stock, unless the voting is pursuant to a revocable proxy or consent described in subsection (iii) above.

Notwithstanding the foregoing, a person is not the direct or indirect Beneficial Owner of Stock tendered pursuant to a tender or exchange offer which is made by that person or an Affiliate or Associate of that person until the tendered Stock is accepted for purchase or exchange.

(4)     “Business Combination” means any of the following:

(i)     A merger or share exchange of the corporation or any Subsidiary of the corporation with any of the following:

(a)     An Interested Shareholder.

(b)     A corporation, whether or not it is an Interested Shareholder, which is, or after a merger or share exchange would be, an Affiliate or Associate of an Interested Shareholder.

(ii)     A sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of assets of the corporation or a Subsidiary of the corporation if those assets meet any of the following conditions:

(a)     Have an aggregate market value equal to at least 5% of the aggregate market value of all the assets, determined on a consolidated basis, of the corporation.

(b)     Have an aggregate market value equal to at least 5% of the aggregate market value of all the outstanding Stock of the corporation.

(c)     Represent at least 10% of the earning power or income, determined on a consolidated basis, of the corporation.

(iii)     The issuance or transfer by the corporation or a Subsidiary of the corporation, in one transaction or a series of transactions, of any Stock of the corporation or a Subsidiary of the corporation if all of the following conditions are satisfied:

(a)     The stock has an aggregate market value equal to at least 5% of the aggregate market value of all of the outstanding Stock of the corporation.

(b)     The Stock is issued or transferred to an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder, except for Stock of the corporation or such Subsidiary issued or transferred pursuant to the exercise of warrants, rights or options to purchase such Stock offered, or a dividend paid, or distribution made, proportionately to all holders of Stock of the corporation.

(iv)     The adoption of a plan or proposal for the liquidation or dissolution of the corporation which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder.

(v)     Any of the following, if the direct or indirect effect is to increase the proportionate share of the outstanding Stock of a class or series of securities convertible into Voting Stock of the corporation or a Subsidiary of the corporation beneficially owned by the Interested Shareholder of an Affiliate or Associate of the Interested Shareholder, unless the increase is the result of immaterial changes due to fractional share adjustment:

(a)     A reclassification of securities, including, without limitation, a stock split, stock dividend or other distribution of Stock in respect of Stock, or reverse stock split.

(b)     A recapitalization of the corporation.

(c)     A merger or share exchange of the corporation with a Subsidiary of the corporation.

(d)     Any other transaction, whether or not with, into or involving the Interested Shareholder, which is proposed by, on behalf of, or pursuant to a written or unwritten agreement, arrangement or understanding with, the Interested Shareholder or an Affiliate or Associate or the Interested Shareholder.

(vi)     Receipt by an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder of the direct or indirect benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the corporation or any Subsidiary of the corporation, unless the Interested Shareholder receives the benefit proportionately as a holder of Stock of the corporation.

(5)     “Consummation Date” means the date of consummation of a Business Combination.

(6)     “Control”, “controlled by” or “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, except as provided in the next sentence, by contract, or otherwise. “Control” of a corporation is not established for purposes of this Article 9 if a person, in good faith and not for the purpose of circumventing this Article 9, holds voting power as an agent, bank, broker, nominee, custodian or trustee for one or more beneficial owners who do not individually or as a group have control of the corporation. For purposes of this Article 9, a person’s beneficial ownership of at least 10% of the voting power of a corporation’s outstanding Voting Stock creates a presumption that the person has control of the corporation.

(7)     (i) “Interested Shareholder,” with respect to the corporation, means a person other than the corporation or a Subsidiary of the corporation that meets any of the following conditions:

(a)     Is the beneficial owner of at least 10% of the voting power of the outstanding Voting Stock of the corporation.

(b)     Is an Affiliate or Associate of the corporation and at any time within three (3) years immediately before the date in question was the beneficial owner of at least 10% of the voting power of the then outstanding Voting Stock of the corporation.

(ii)     For the purpose of determining whether a person is an Interested Shareholder, the number of shares of Voting Stock of the corporation considered outstanding includes shares beneficially owned by the person but does not include any other unissued shares of Voting Stock of the corporation which may be issuable pursuant to an agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(8)     “Stock” means any of the following:

(i)      Shares, stock or similar security, certificate of interest, participation in a profit sharing agreement, voting trust certificate, or certificate of deposit for any of the items described herein.

(ii)     Security which is convertible, with or without consideration, into stock, or any warrant, call or other option or privilege of buying stock, or any other security carrying a right to acquire, subscribe to or purchase stock.

(9)     “Stock Acquisition Date”, with respect to any person, means the date that that person first becomes an Interested Shareholder of the corporation.

(10)     “Subsidiary of the corporation” shall mean any other corporation of which Voting Stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the corporation.

(11)     “Voting Stock” means capital stock of a corporation entitled to vote generally in the election of directors.

E.       Determination of Market Value.

For purposes of this Article 9, the market value of Stock or other property other than cash or Stock is determined as follows:

(1)     In the case of Stock generally, by:

(i)     The highest closing sale price during the thirty (30) days immediately before the date in question of a share of that class or series of Stock on the composite tape for stocks listed on the New York Stock Exchange, or, if that class or series of Stock is not quoted on the composite tape or if that class or series of Stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange registered under the Securities Exchange Act of 1934, as amended, or the Nasdaq National Market of The Nasdaq Stock Market, or any similar system then in use, on which that class or series of Stock is listed.

(ii)     If that class or series of Stock is not listed on an exchange or system described above, the highest closing bid quotation for a share of that class or series of Stock during the thirty (30) days immediately before the date in question on The Nasdaq Stock Market, or any similar system then in use.

(2)     In the case of property other than cash or Stock (except for Stock not traded as provided above), the fair market value of the property or Stock on the date in question as determined in good faith by the Board of Directors of the corporation.

F.       Fiduciary Obligations.

Nothing contained in this Article 9 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

G.       Amendment.

Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or any provision of law that might permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by the Wisconsin Business Corporation Law, these Amended and Restated Articles of Incorporation or the terms of any series of Preferred Stock, the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding Voting Shares, voting as a single class, shall be required to amend, alter, change, repeal, or adopt any provision inconsistent with this Article 9.

ARTICLE 10

Sections 180.1130 to 180.1134 and 180.1150 of the Wisconsin Business Corporation Law as in effect on the date hereof, and as such Sections may be amended from time to time, shall apply to this corporation as if it were an “issuing public corporation” subject to such Sections. Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, the provisions of this Article 10 may be amended, altered, changed or repealed only by the affirmative vote of shareholders holding at least sixty-six and two-thirds percent (66-2/3%) of the voting power of the then outstanding shares of all classes of capital stock of the corporation generally possessing voting rights in the election of directors, considered for this purpose as a single class.